EXHIBIT 10.02

STATE OF NORTH CAROLINA

COUNTY OF DAVIE

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of 8th day of April, 2004 (the “Effective Date”), by and between BANK OF THE CAROLINAS (the “Bank”) and GEORGE EDWARD JORDAN (“Employee”).

WITNESSETH:

WHEREAS, the Bank desires to employ Employee as its Executive Vice President, and Employee desires to accept such employment; and

WHEREAS, in his position with the Bank, Employee will be expected to provide leadership and guidance in the growth and development of the Bank’s business, and Employee’s knowledge of and his standing and reputation in the Bank’s market area will be of benefit to the Bank in the development of its business; and,

WHEREAS, the Bank and Employee desire to set forth the terms and conditions of Employee’s employment with the Bank in a written agreement and, for that purpose, the Bank and Employee have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, the Bank and Employee hereby agree as follows:

1. Employment. The Bank agrees to employ Employee, and Employee accepts employment with the Bank, upon the terms and conditions stated herein. As an employee of the Bank, Employee will (i) serve as Executive Vice President of the Bank and/or in such other or additional executive position or positions as shall be specified from time to time by the Bank’s Board of Directors, (ii) promote the Bank and its business and engage in business development activities on the Bank’s behalf, and (iii) have such functional managerial duties and responsibilities as shall be assigned to him by the Bank from time to time.

2. Term. Unless sooner terminated as provided in this Agreement, and subject to the right of either Employee or the Bank to terminate Employee’s employment at any time as provided herein, the term of Employee’s employment with the Bank under this Agreement (the “Term of Employment”) shall begin on May 17, 2004, or, if before or after that date, on Employee’s first day of active employment with the Bank, and be for a continually renewing period of three (3) years, with the effect that on May 17, 2005, and on May 17 of each year thereafter to and including May 17, 2018, and without any further action by the Bank or Employee, the Term of Employment automatically shall be extended by one additional year such that the then current unexpired Term of Employment under this Agreement will be extended to again be three (3) years. Upon the extension that occurs on May 17, 2018, the Term of Employment shall become a fixed three (3) years, shall not be further extended, and shall expire at the close of the Bank’s business on May 17, 2021. If, following the date of expiration, Employee remains employed by the Bank, such employment shall be on an “at will” basis.

3. Cash Compensation. For all services rendered by Employee to the Bank under this Agreement, during the Term of Employment the Bank shall pay Employee base salary at an annual rate of ONE HUNDRED TWENTY-FIVE THOUSAND AND NO/100s DOLLARS ($125,000.00) (“Base Salary”).

As an executive officer of the Bank, Employee shall be eligible to participate in the Bank’s Management Incentive Program for any bonus opportunities. Employee’s Base Salary may be increased from time to time during the Term of Employment at the discretion of the Bank’s Board of Directors. Base Salary paid under this Agreement shall be payable not less frequently than monthly in accordance with the Bank’s payroll policies and procedures.

4. Employee Benefit Plans; Fringe Benefits; Income Taxes.

(a) Benefit Plans. During the Term of Employment, Employee shall be eligible to participate in any and all employee benefit programs maintained by or for the Bank that are generally available to and which cover all the Bank’s officers at Employee’s job level or classification, subject to the rules applicable to such plans or programs prevailing from time to time. Except as otherwise specifically provided herein, Employee’s participation in such plans and programs shall be subject to and in accordance with the terms and conditions (including eligibility requirements) of such plans and programs, resolutions of the Bank’s Board of Directors establishing such programs and plans, and the Bank’s normal practices and established policies regarding such plans and programs.

Employee acknowledges that the terms and provisions of the Bank’s employee benefit plans and programs from time to time may be determined only by reading the actual plan documents under which the Bank or the plan administrator, as applicable, may make certain administrative determinations with discretion, and that the Bank reserves the right to modify or terminate each plan or program and any benefits provided thereunder.

(b) Annual Vacation Leave. During the Term of Employment, all matters pertaining to the entitlement to, and the accrual and scheduling of, vacation leave shall be determined under the Bank’s standard leave policies and procedures in effect from time to time; provided, however, that the minimum amount of annual vacation leave to which Employee shall be entitled shall be three weeks or, if longer, the number of weeks provided for in those policies and procedures for persons in Employee’s position or job classification.

(c) Income Taxes. All cash or other compensation payable or provided to Employee under this Agreement shall be subject to customary withholding of taxes and such other deductions or withholdings as are required by law or customary for the Bank’s employees. Employee shall be solely responsible for any income taxes owed on account of his receipt from the Bank of any employee or fringe benefits under this Agreement and, to the extent that the Bank reasonably believes itself obligated to do so, the Bank may withhold any such taxes from cash compensation payable to Employee.

5. Standards of Performance and Conduct. During the Term of Employment, Employee faithfully and diligently shall discharge his obligations under this Agreement, and he shall perform the duties associated with his positions with the Bank in a manner which is reasonably competent and satisfactory to the Bank, and Employee shall comply with and use his best efforts to implement the Bank’s policies and procedures currently in effect or as are established from time to time by the Bank.

In the execution of his employment duties under this Agreement, Employee shall, at all times and in all material respects, comply with any code of conduct or ethics policies applicable to Employee and/or the Bank’s employees in general, as in effect as of the Effective Date or as may be adopted, amended or supplemented from time to time subsequent thereto (the “Code of Conduct”), and with all federal and state statutes, and all rules, regulations, administrative orders, statements of policy and other pronouncements or standards promulgated thereunder, which are applicable to the Bank and its employees, business and operations.

6. Termination and Termination Pay.

(a) By Employee. The Term of Employment and Employee’s employment under this Agreement may be terminated at any time by Employee upon 90 days’ written notice to the Bank. Upon such termination, Employee shall be entitled to receive compensation earned under this Agreement through the effective date of such termination and, thereafter, the Bank shall have no further obligations hereunder.

(b) Death or Retirement. The Term of Employment and Employee’s employment under this Agreement automatically shall be terminated upon his death during the Term of Employment or upon the effective date of Employee’s “Retirement.” Upon any such termination, Employee (or, in the case of Employee’s death, his estate) shall be entitled to receive any compensation Employee shall have earned prior to the date of termination but which remains unpaid. “Retirement” shall mean any termination of Employee’s employment with the Bank which is treated as a retirement (whether early, normal or delayed retirement) under the terms of any qualified retirement benefit plan generally applicable to the Bank’s salaried employees and in which Employee is a participant, or any other termination of employment that Employee and the Bank mutually agree in writing to treat as a Retirement.

(c) By the Bank. The Bank may terminate the Term of Employment and Employee’s employment under this Agreement at any time for “Cause” (as defined below) or without Cause. Upon any such termination by the Bank under this Paragraph 6(c) without Cause, the Bank shall be obligated to pay Base Salary to Employee at his then current Base Salary rate for the then current unexpired Term of Employment hereunder (which payments shall be made on the same schedule as Employee’s Base Salary was paid by the Bank during the Term of Employment), and, if Employee chooses to exercise his rights to purchase continued health insurance coverage under the Bank’s health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Bank shall reimburse Employee for the cost of such continued insurance coverage for the maximum period during which such coverage is available to Employee under COBRA, but not longer than the unexpired Term of Employment hereunder, and shall have no further obligations hereunder. The term “without Cause” shall be deemed to include termination of the Agreement by Employee, upon ninety (90) days written notice to the Bank, because the Bank, without his consent, reduces Employee’s Base Salary, removes him from an executive officer position, requires him to transfer his office more than 50 miles from his current principal work location, or materially breaches any term of this Agreement; provided, however, that the Bank shall have thirty (30) days in which to correct or cure any such material breach, in which case the Bank shall not be obligated to make the payments provided pursuant to this Paragraph 6(c). Upon any such termination with Cause, Employee shall have no further rights, and the Bank shall have no further obligations, under this Agreement.

For purposes of this Paragraph 6(c), the Bank shall have “Cause” to terminate Employee’s employment if:

(i) (A) Employee has breached in any material respect any of the terms or conditions of this Agreement or of the Code of Conduct, or has failed in any material respect to perform or discharge his duties or responsibilities of employment in the manner provided herein (provided however, that such a breach or failure, other than a breach of the Bank’s Code of Conduct, shall not give the Bank “Cause” to terminate Employee’s employment if such breach or failure is corrected or cured by Employee to the Bank’s reasonable satisfaction (which shall not be unreasonably withheld by the Bank) within 30 days following written notice thereof to Employee), or (B) Employee is engaging or has engaged in willful misconduct or conduct which is detrimental in any material respect to the business or business prospects of the Bank or which has had or likely will have an adverse effect on the Bank’s business or reputation;

(ii) The material violation by Employee of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over the Bank, including but not limited to the North Carolina Commissioner of Banks, the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other regulator (a “Regulatory Authority”), that results from Employee’s negligence, willful misconduct or intentional disregard of such law, rule, regulation, order or policy statement and results in any substantial damage, monetary or otherwise, to the Bank or to the Bank’s reputation;

(iii) The commission in the course of Employee’s employment with the Bank of an act of fraud, embezzlement, theft or proven personal dishonesty (whether or not such act or charge results in criminal indictment, charges, prosecution or conviction);

(iv) The conviction of Employee of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Employee from serving as an employee or executive officer of, or a party affiliated with, the Bank; or, in the event Employee becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of the Bank’s affairs (or if proceedings for that purpose are commenced), by any Regulatory Authority; or,

(v) The exclusion of Employee by the carrier or underwriter from coverage under the Bank’s then current “blanket bond” or other fidelity bond or insurance policy covering its or their directors, officers or employees, or the occurrence of any event that the Bank believes, in good faith, will result in Employee being excluded from such coverage, or having coverage limited as to Employee as compared to other covered officers or employees, pursuant to the terms and conditions of such “blanket bond” or other fidelity bond or insurance policy.

(d) Effect of Termination. Except as otherwise provided below, upon the effective date of any actual termination of Employee’s employment with the Bank under this Agreement for any reason, the provisions of this Agreement, with the exception of Paragraph 7 below and the Bank’s obligations, if any, for continued payments of Base Salary under Paragraph 6(c) above, likewise shall terminate and be of no further force or effect. Employee’s covenants contained in Paragraph 7 below, and the Bank’s obligations, if any, under Paragraph 6(c) above, shall survive and remain in effect in accordance with their terms following any actual termination of Employee’s employment.

7. Noncompetition; Confidentiality.

(a) General. Employee hereby acknowledges and agrees that (i) the Bank will make a significant investment in the development of its business in the geographic area identified below as the “Relevant Market” and, as a result, will have a valuable economic interest in its business in the “Relevant Market” which it is entitled to protect; (ii) in the course of his service as an employee of the Bank, Employee will gain substantial knowledge of and familiarity with the Bank’s customers and its dealings with them, and other information concerning the Bank’s businesses, all of which will constitute valuable assets and privileged information belonging to the Bank; and, (iii) in order to protect the Bank’s interest in its business, it is reasonable and necessary to place certain restrictions on Employee’s ability to compete against the Bank and on his disclosure of information about the Bank’s business and customers. For that purpose, and in consideration of the Bank’s agreements contained herein, Employee covenants and agrees as provided below.

(b) Covenant Not to Compete. During the “Restriction Period” (as defined below), Employee shall not “Compete” (as defined below), directly or indirectly, with the Bank in the “Relevant Market” (as defined below).

For purposes of this Paragraph 7, the following terms shall have the meanings set forth below:

Compete. The term “Compete” means: (i) soliciting any Person who was a Customer of the Bank on the date of termination of Employee’s employment with the Bank to become a depositor in or a borrower from any other Financial Institution, to obtain any other service or product from any other Financial Institution, or to change any depository, loan and/or other banking relationship of the Customer from the Bank to another Financial Institution; (ii) acting as a consultant, officer, director, advisory director, independent contractor, or employee of any Financial Institution that has its main or principal office in the Relevant Market, or, in acting in any such capacity with any other Financial Institution, to maintain an office or be employed at or assigned to or to have any direct involvement in the management, supervision, business, marketing activities, solicitation of business for or operation of any office of such Financial Institution located in the Relevant Market; (iii) communicating to any Financial Institution the names or addresses or any financial information concerning any Person who was a Customer of the Bank on the date of termination of Employee’s employment with the Bank; or (iv) soliciting any person who was an employee of the Bank on the date of termination of Employee’s employment with the Bank to become an employee of any other Financial Institution.

Customer. The term “Customer of the Bank” means any Person with whom the Bank has a depository or loan relationship, and/or to whom the Bank provides any other service or product.

Financial Institution. The term “Financial Institution” means (i) any federal or state chartered bank, savings bank, savings and loan association or credit union (a “Depository Institution”), (ii) any holding company for, or corporation that owns or controls, any Depository Institution (a “Holding Company”), (iii) any subsidiary or service corporation of any Depository Institution or Holding Company, or any entity controlled in any way by any Depository Institution or Holding Company, or (iv) any other Person engaged in the business of making loans of any type, soliciting or taking deposits, or providing any other service or product that is provided by the Bank or one of its affiliated corporations.

Person. The term “Person” means any natural person or any corporation, partnership, proprietorship, joint venture, limited liability company, trust, estate, governmental agency or instrumentality, fiduciary, unincorporated association or other entity.

Relevant Market. The term “Relevant Market” means any county in North Carolina in which the Bank maintains a business office on the date of any termination of Employee’s employment with the Bank.

Restriction Period. The term “Restriction Period” means the one (1) year period commencing on the effective date of any termination of Employee’s employment with the Bank, whether by Employee or by the Bank, for any reason; provided, however, that in the case of an involuntary termination of Employee’s employment by the Bank without Cause as defined in Paragraph 6(a) or 6(c) above, the Restriction Period shall be the length of the then current unexpired Term of Employment during which the Bank is obligated to continue to pay Base Salary to Employee, but, in such case, the Restriction Period shall immediately expire upon a default by the Bank in making the payments for which it is obligated. Notwithstanding anything contained herein to the contrary, in the event any payment required under Paragraph 6(c) is not made by the Bank by the due date for that payment, the Bank shall not be considered to be in default with respect to that payment for purposes of this Paragraph 7(b) unless it shall fail to make that payment within ten days after its receipt of written notice from Employee that the payment has not been made.

(c) Confidentiality Covenant. Employee covenants and agrees that any and all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information (whether financial or otherwise, and including any files, data or information maintained electronically, on microfiche or otherwise) relating to the Bank and its lending and deposit operations and related business, regulatory examinations, financing sources, financial results and condition, Customers (including lists of Customers and former customers and information regarding their accounts and business dealings with The Bank), prospective customers, contemplated acquisitions (whether of business or assets), ideas, methods, marketing investigations, surveys, research, policies and procedures, computer systems and software, shareholders, employees, officers and directors (herein referred to as “Confidential Information”) are confidential and proprietary to the Bank and are valuable, special and unique assets of the Bank’s business which are not directly reproducible from any other source and to which Employee has had access as an officer and employee of the Bank and will have access during his continued employment with the Bank.

Employee agrees that (i) all such Confidential Information shall be considered and kept as the confidential, private and privileged records and information of the Bank, and (ii) during the Term of Employment and at all times following the termination of this Agreement or his employment for any reason, and except as shall be required in the course of the performance by Employee of his duties on behalf of the Bank or otherwise pursuant to the direct, written authorization of the Bank, Employee will not: divulge any such Confidential Information to any other Person; remove any such Confidential Information in written or other recorded form from the Bank’s premises; or make any use of any Confidential Information for his own purposes or for the benefit of any Person other than the Bank. However, this Paragraph 7(c) shall not apply to any Confidential Information which then is in the public domain (provided that Employee was not responsible, directly or indirectly, for permitting such Confidential Information to enter the public domain without the Bank’s consent), or which is obtained by Employee from a third party which or who is not obligated under an agreement of confidentiality with respect to such information and who did not acquire such Confidential Information in a manner which constituted a violation of the covenants contained in this Paragraph 7(c) or which otherwise breached any duty of confidentiality. Further, the above obligations of confidentiality shall not prohibit the disclosure of any such Confidential Information by Employee to the extent such disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction or to the extent that, in the reasonable opinion of legal counsel to Employee, disclosure otherwise is required by law.

(d) Reasonableness of Restrictions. If any of the restrictions set forth in this Paragraph 7 shall be declared invalid for any reason whatsoever by a court of competent jurisdiction, the validity and enforceability of the remainder of such restrictions shall not thereby be adversely affected. Employee acknowledges that the Bank will have a substantial economic interest in its business in the Relevant Market which this Paragraph 7 specifically is intended to protect, and that the Relevant Market and Restriction Period are limited in scope to the geographic territory and period of time reasonably necessary to protect the Bank’s economic interest and otherwise are reasonable and proper. In the event the Restriction Period or any other such time limitation is deemed to be unreasonable by a court of competent jurisdiction, Employee hereby agrees to submit to such reduction of the Restriction Period as the court shall deem reasonable. In the event the Relevant Market is deemed by a court of competent jurisdiction to be unreasonable, Employee hereby agrees that the Relevant Market shall be reduced by excluding any separately identifiable and geographically severable area necessary to make the remaining geographic restriction reasonable, but this Paragraph 7 shall be enforced as to all other areas included in the Relevant Market which are not so excluded.

(e) Remedies for Breach. Employee understands and acknowledges that a breach or violation by him of any of the covenants contained in Paragraphs 7(b) and 7(c) shall be deemed a material breach of this Agreement and will cause substantial, immediate and irreparable injury to the Bank, and that the Bank will have no adequate remedy at law for such breach or violation. In the event of Employee’s actual or threatened breach or violation of the covenants contained in either such Paragraph, the Bank shall be entitled to bring a civil action seeking, and shall be entitled to, an injunction restraining Employee from violating or continuing to violate such covenant or from any threatened violation thereof, or for any other legal or equitable relief relating to the breach or violation of such covenant. Employee agrees that, if the Bank institutes any action or proceeding against Employee seeking to enforce any of such covenants or to recover other relief relating to an actual or threatened breach or violation of any of such covenants, Employee shall be deemed to have waived the claim or defense that the Bank has an adequate remedy at law and shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists. However, the exercise by the Bank of any such right, remedy, power or privilege shall not preclude the Bank or its successors or assigns from pursuing any other remedy or exercising any other right, power or privilege available to it for any such breach or violation, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights, remedies, powers or privileges of the Bank.

Notwithstanding anything contained herein to the contrary, Employee agrees that the provisions of Paragraphs 7(b) and 7(c) above and the remedies provided in this Paragraph 7(e) for a breach by Employee shall be in addition to, and shall not be deemed to supersede or to otherwise restrict, limit or impair the rights of the Bank under any state or federal law or regulation dealing with or providing a remedy for the wrongful disclosure, misuse or misappropriation of trade secrets or other proprietary or confidential information.

(f) Survival of Covenants. Employee’s covenants and agreements and the Bank’s rights and remedies provided for in this Paragraph 7 shall survive and remain fully in effect following the actual termination of Employee’s employment with the Bank during the Term of Employment.

8. Change in Control of the Bank.

(a) If at the effective time of, or any time within 36 months following, a “Change in Control” (as defined below):

(i) the Bank terminates Employee’s employment other than for “Cause” (as defined in Paragraph 6(c) above), or

(ii) a “Termination Event” (as defined below) occurs and, thereafter, Employee voluntarily terminates his own employment with the Bank in the manner described below,

then (subject to the limitations set forth herein) Employee shall be entitled to receive from the Bank, and the Bank shall be obligated to pay or cause to be paid to Employee, an amount equal to 2.99 multiplied by Employee’s annual Base Salary in effect at the time the Change in Control became effective or in effect at the time the termination of Employee’s employment becomes effective, whichever is greater. In the case of a termination of Employee’s employment described in Paragraph 8(a)(i) above, the payments provided for in this Paragraph 8 shall be in lieu of and not in addition to the payments of Base Salary provided for in Paragraph 6(a) and 6(c) above], but, to the extent otherwise required by Paragraph 6(c), the Bank shall remain obligated to reimburse Employee for the cost of health insurance coverage to the extent described in that Paragraph.

(b) For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(i) after the Effective Date, any “Person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended), directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing more than 50% of any class of voting securities of the Bank, or in any manner acquires control of the election of a majority of the directors of the Bank; or

(ii) the Bank consolidates or merges with or into another corporation, or otherwise is reorganized, where the Bank is not the resulting or surviving corporation in such transaction; or

(iii) all or substantially all the Bank’s assets are sold or otherwise transferred to or acquired by any other corporation, association or other person, entity or group.

However, notwithstanding anything contained herein to the contrary, for purposes of this Agreement the term “Change in Control” shall not include a transaction approved by the Bank’s Board of Directors that results in the Bank merging with, transferring its assets to or becoming the subsidiary of, a corporation or entity newly formed at the direction of the Bank’s Board of Directors for the purpose of such transaction (including a corporation or entity so formed for the purpose of serving as the Bank’s parent bank holding company), and in connection with which transaction the Bank’s shareholders (other than those who exercise statutory rights of dissent and appraisal) become the holders of substantially all of the voting stock of such corporation. Further, and notwithstanding the other provisions of this Paragraph 8, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, the Bank and Employee agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.

(c) For purposes of this Paragraph 8, all references to the Bank shall include any “Successor” (as defined below) to the Bank which shall have assumed and become liable for the Bank’s obligations hereunder (whether such assumption is by agreement, operation of law or otherwise). “Successor” refers to any Person or entity (corporate or otherwise) into which the Bank (or any such Successor) shall be merged or consolidated or to which all or substantially all the Bank’s (or any such Successor’s) assets shall be transferred in any manner.

(d) For purposes of this Paragraph 8, a “Termination Event” shall be deemed to have occurred if, at the effective time of or within 36 months following a Change in Control, and without his express written consent:

(i) Employee’s annual Base Salary rate is reduced below the annual rate in effect as of the effective date of the Change in Control or as the same shall have been increased from time to time following such effective date; or

(ii) Employee’s life insurance, medical or hospitalization insurance, disability insurance or similar plans or benefits (including any retirement plan) being provided by the Bank to Employee as of the effective date of the Change in Control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated without being replaced with substantially similar plans or benefits, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such plans or benefits prior to such Change in Control;

(iii) Employee is transferred to a job location which is more than 50 miles (by most direct highway route) from his principal work location at the effective date of the Change in Control; or

(iv) (A) if the Bank continues to exist as a separate entity following the Change in Control, Employee’s position is changed such that he no longer serves in the same position with the Bank that he occupied immediately prior to the Change in Control, or (B) if as a result of the Change in Control the Bank no longer exists as a separate entity, Employee is not designated as and does not serve as an executive officer of the Bank’s Successor or if he does not report directly to the Successor’s Chairman, President or Chief Executive Officer.

(e) If Employee’s employment is terminated by the Bank without Cause prior to the effective time of a Change in Control but following the date on which the Bank’s Board of Directors takes action to approve an agreement (including any definitive agreement or an agreement in principle) relating to the Change in Control, then, for purposes of this Agreement, such termination of employment shall be deemed to have occurred at the effective time of the Change in Control.

(f) Amounts payable pursuant to this Paragraph 8 shall be paid not later than the 45th day following the Termination Date. For purposes of this Agreement, the “Termination Date” will be the effective date of the termination of Employee’s employment which gives rise to the Bank’s payment obligation under this Paragraph 8.

(g) In order to become entitled to any payments under Paragraph 8(a)(ii) above, Employee must effectively terminate his employment with the Bank within 90 days from the date of occurrence of the Termination Event which gives rises to his right to terminate. A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect or, if later, on the date on which notice of the action or event is given to Employee. The Termination Date of Employee’s termination of employment following a Termination Event shall be the date of delivery by Employee to the Bank (or to any Successor) of a written notice of termination which describes the Change in Control and

Termination Event which have occurred. If Employee does not so terminate his employment with the Bank within such 90-day period following the occurrence of a Termination Event, then he thereafter shall have no rights hereunder with respect to that Termination Event but shall retain rights, if any, hereunder with respect to any other Termination Event occurring within 36 months following the Change in Control and as to which such notice period has not expired.

(h) It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by the Bank for federal income tax purposes and not result in the imposition of an excise tax on Employee. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of Employee which are deemed to be “parachute payments” as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), shall be modified or reduced to the extent (but only to the extent) which, upon the advice of the Bank’s independent certified public accountants, the Bank’s Board of Directors in good faith deems to be necessary to avoid the imposition of excise taxes on Employee under Section 4999 of the Code and the disallowance of a deduction to the Bank under Section 280G(a) of the Code.

(i) Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by Employee that Employee shall not be entitled to any payments under this Agreement in the event (i) the Bank terminates Employee’s employment for Cause, or (ii) Employee voluntarily terminates his or employment with the Bank other than as provided in Paragraph 8(a) above, or (iii) Employee’s employment with the Bank terminates or is terminated due to his death or Retirement.

9. Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if, in the opinion of counsel to the Bank such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, including without limitation the Federal Deposit Insurance Act, as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

10. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by conversion, merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Bank.

(b) The Bank is contracting for the unique and personal skills of Employee. Therefore, Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

11. Modification; Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

12. Applicable Law. The parties hereto agree that without regard to principles of conflicts of laws, the internal laws of the State of North Carolina shall govern and control the validity, interpretation, performance and enforcement of this Agreement.

13. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15. Notices. Except as otherwise may be provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or sent by facsimile transmission by one party to the other, or when deposited by one party with the United States Postal Service, postage prepaid, and addressed to the other party as follows:

If to the Bank:	If to Employee:

Bank of the Carolinas	George Edward Jordan
135 Boxwood Drive	304 Duke Drive
Mocksville, N.C. 27028	Lexington, NC 27292
Attention: President

16. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

17. Entire Agreement. This Agreement contains the entire understanding and agreement of the parties, and there are no agreements, promises, warranties, covenants or undertakings other than those expressly set forth or referred to herein.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed under seal by its duly authorized officer in pursuance of authority duly given by its Board of Directors, and Employee has set hereunto his hand and adopted as his seal the typewritten word “SEAL” appearing beside his name, all as of the day and year first above written.

BANK OF THE CAROLINAS
[Corporate Seal]
	By:	/S/ Robert E. Marziano
Attested:		Robert E. Marziano
President and Chief Executive Officer

/S/ Joy L. Chaffin
Asst. Secretary

/S/George Edward Jordan	(SEAL)
George Edward Jordan